Exhibit 10.11

INSTACART

December 9, 2021

Carolyn Everson

Dear Carolyn:

This letter sets forth the terms of the separation agreement (the “Agreement”) that Maplebear Inc. d/b/a Instacart (the “Company”) is offering to you to aid in your employment transition.

1. SEPARATION DATE. Your last day of work with the Company and your employment termination date will be December 17, 2021 (the “Separation Date”). In addition, effective as of the Separation Date, you hereby resign from any and all positions you may hold with the Company or any of its affiliated or related entities.

2. ACCRUED SALARY. In the next payroll after the Separation Date, the Company will pay you all accrued salary earned by you through the Separation Date, subject to applicable payroll deductions and withholdings. You are entitled to this payment regardless of whether or not you sign this Agreement. You acknowledge and agree that consistent with our “take what you need time off” policy of non-accrual of paid time off, you do not have any amount of accrued vacation or paid time off, and are not owed and will not be paid any such amounts upon your employment termination.

3. SEVERANCE BENEFITS. If you timely return this fully signed and dated Agreement to the Company, allow it to become effective, and you comply fully with your obligations hereunder (collectively, the “Severance Preconditions”), the Company will process your employment separation as a termination without Cause (as defined in the offer letter agreement between you and the Company, which you signed on July 3, 2021 (the “Offer Letter”)) and provide you with the severance benefits that follow (the “Severance Benefits”):

a. SIGN-ON/RETENTION PAYMENT. The Company will waive any obligation you may have to repayment of the $1,500,000.00 Sign-On/Retention Payment described in your Offer Letter.

b. ANNIVERSARY RETENTION BONUS. The Company will pay you the $1,500,000.00 Anniversary Retention Bonus described in your Offer Letter, subject to applicable withholdings and deductions, in a cash lump sum within fifteen (15) business days after the Effective Date (as defined below) but in no event earlier than January 1, 2022.

c. CASH SEVERANCE. The Company will pay you, as cash severance, a lump sum payment in the amount of $500,000.00 (which is an amount equivalent to twelve (12) months of your base salary), subject to standard payroll deductions and withholdings, which will be paid in a cash lump sum no later than the second payroll period after the Effective Date but in no event earlier than January 1, 2022.

d. HEALTH INSURANCE SEVERANCE. Provided that you timely elect continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), then the Company shall pay directly to the carrier the COBRA premiums to continue your health insurance coverage (including coverage for eligible dependents, if applicable) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) twelve (12) months thereafter; (ii) the date you become eligible for group health insurance coverage through a new

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employer; or (iii) the date you cease to be eligible for COBRA coverage for any reason. Upon the conclusion of such period of insurance premium payments made by the Company, you will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of your eligible COBRA coverage period, if any. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company in writing.

e. EQUITY ACCELERATION. You were granted an award consisting of 480,000 restricted stock units (“RSUs”) pursuant to the Company’s 2018 Equity Incentive Plan, a Restricted Stock Unit Award Notice, an RSU Terms and Conditions and other applicable grant documents (collectively, the “RSU Agreement”), with a grant date of July 3, 2021. You and the Company agree that none of the RSUs have vested, and that vesting of the RSUs shall cease, as of the Separation Date. However, as an additional Severance Benefit under this Agreement, and notwithstanding anything to the contrary in the RSU Agreement, the Company will accelerate the Service-Based Requirement with respect to 120,000 RSUs, effective as of the Effective Date, which RSUs will remain outstanding and will be settled upon the occurrence of a Liquidity Event that occurs prior to the Liquidity Event Deadline (as each such term is defined in the RSU Agreement). All other RSUs that are not so accelerated (i.e., 360,000 RSUs) will be forfeited by you, effective as of the Separation Date. Except as expressly set forth in this paragraph, the RSUs will continue to be governed by the RSU Agreement.

4. OTHER COMPENSATION OR BENEFITS. You expressly acknowledge and agree that the benefits provided by and as set forth in this Agreement satisfy in full any and all obligations of the Company to provide you with any benefits, compensation or severance in connection with your employment termination, including without limitation under the Offer Letter and the Maplebear Inc. Severance and Change in Control Plan (and the Participation Agreement between you and the Company signed in connection therewith) (collectively, the “Severance Plan”), and that this Agreement hereby supersedes and extinguishes any severance benefits you are or could be eligible to receive under the Offer Letter, the Severance Plan, or any other employment agreement, plan, policy or other agreement applicable to you. You further acknowledge that, except as expressly provided in this Agreement, you have not earned, will not earn by the Separation Date, and will not receive any additional compensation, severance or benefits after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). By way of example, you acknowledge that you have not earned and are not owed any equity, bonus, incentive compensation, severance benefits, or commissions.

5. EXPENSE REIMBURSEMENTS. You agree that, within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

6. RETURN OF COMPANY PROPERTY. By the Separation Date (or earlier if requested by the Company), you agree to return to the Company all Company documents (and all copies thereof) and other Company property within your possession, custody or control, as set forth under your Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

7. PROPRIETARY INFORMATION OBLIGATIONS. You acknowledge and reaffirm your continuing obligations under your Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

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8. CONFIDENTIALITY. The provisions of this Agreement will be held in strictest confidence by you and the Company, and you and the Company agree that they will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) you and the Company may disclose this Agreement in confidence to your attorneys, accountants, auditors, tax preparers, and financial advisors or for other lawful business purposes; and (c) you and the Company may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you and the Company agree not to disclose the terms of this Agreement to any current or former employee, consultant or independent contractor of the Company. You acknowledge and agree that you do not possess any claim or allegation, either asserted or otherwise, involving harassment or discrimination, including that may be subject to or covered under N.Y. C.P.L.R. § 5003-b and N.Y. General Obligations Law § 5-336.

9. MUTUAL NONDISPARAGEMENT. You agree not to disparage the Company, or its officers or directors, in any manner reasonably likely to be harmful to its or their business, business reputation or personal reputation. The Company represents and agrees that it will make its best efforts to ensure that its current officers and directors do not disparage you in any manner reasonably likely to be harmful to you or your business or personal reputation. Notwithstanding the foregoing in this section, you and the Company (including its officers and directors) may respond accurately and fully to any question, inquiry or request for information when required by legal process or in connection with a government investigation (with advance notice of such response, if practicable). Nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal law or regulation or under other applicable law or regulation. The parties further agree that they will cooperate to release the statements attached as Exhibit B hereto regarding your separation from the Company.

10. NO ADMISSIONS. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company or you to the other party or to any other person, and that the Company and you make no such admission.

11. MUTUAL RELEASE OF CLAIMS.

a. Your General Release of Claims Against the Company. In exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement.

b. Scope of Your Release. This general release includes, but is not limited to: (i) all claims arising out of or in any way related to your employment with the Company, the decision to terminate that employment and the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, paid time off, expense reimbursements, severance pay, fringe benefits, stock, stock options or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination or breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (the “ADEA”) (as amended), the California Fair Employment and Housing Act (as amended), the New York

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State Human Rights Law, the New York Executive Law, the New York Civil Practice Law and Rules, the New York Judiciary Law, the New York Corrections Law, the New York Labor Law, the New York Civil Rights Law, the New York City Administrative Code, the New York City Human Rights Law, the New York Hours of Labor Law, the New York Wage Payment Law, the New York Minimum Wage Act, the New York Whistleblower Law, and the New York Off-Duty Conduct Lawful Activities Discrimination Law.

c. Your ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA. You also acknowledge that the consideration given for such waiver is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke it (in a written revocation sent to me); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement, provided you do not revoke it (the “Effective Date”).

d. Excluded Claims from Your Release. Notwithstanding the foregoing, you are not hereby releasing the Company from any of the following claims: (i) any rights or claims for indemnification you may have pursuant to any applicable law or written indemnification agreement with the Company to which you are a party under applicable law or policy of insurance; (ii) any rights you may have to unemployment compensation; (iii) any rights that cannot be waived as a matter of law, including any workers’ compensation claim; or (iv) any claims arising from the breach of this Agreement.

e. The Company’s Release of Claims Against You. In exchange for your release and other consideration under this Agreement, the Company hereby generally and completely releases you of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date the Company signs this Agreement; provided, however, that this release shall not extend to claims arising from any of your statutory obligations to refrain from the use or disclosure of proprietary or trade secret information belonging to the Company, nor to any claims arising from your obligations under your Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

f. Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Department of Fair Employment and Housing, the New York Department of Labor, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You and the Company further understand this Agreement does not limit any party’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the other party. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

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12. SECTION 1542 WAIVER. In granting the releases herein, which include claims that may be unknown at present, you and the Company acknowledge that you have read and understand Section 1542 of the California Civil Code: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” You and the Company hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

13. Post-Employment Restrictive Covenants. In consideration for the Severance Benefits, and to protect the Company’s interests in its trade secrets, its valuable confidential and proprietary information, its substantial relationships with customers, and its goodwill, which you agree are legitimate protectable interests of the Company, you agree to abide by each of the restrictions set forth in this section:

a. Non-Competition. You agree that for the twelve (12) month period following the Separation Date (the “Restricted Period”), you will not perform services for, or in any way manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected to as an employee, shareholder, director, manager, member, consultant, adviser, volunteer, or partner in any of the following entities: DoorDash, Deliveroo, Delivery Hero, Drizly, Gorillaz, Getir, Gopuff, Just Eat Takeaway, Lyft, Uber, Walmart (with respect to its same day delivery and pick-up business) and Amazon (with respect to its same day delivery businesses) (collectively, the “Competing Companies”). You acknowledge and agree that due to the highly competitive nature of the industry in which the Company operates and the confidential information about the Company that you have had access to during your employment, the Company has a reasonable protectable interest in prohibiting you from working for these specific Competing Companies during the Restricted Period. Nothing in this provision or this Agreement is intended to limit your ability to own equity in a company (including without limitation, a Competing Company) constituting less than two percent (2%) of the outstanding equity of such company, nor to perform services for, serve on any boards or serve as an advisor to any company other than one of the Competing Companies.

b. Reasonableness. You agree and acknowledge that the time limitations and the scope on the restrictions in this section are reasonable. In the event that a court finds this section, or any of its restrictions, to be ambiguous, unenforceable, or invalid, you and the Company agree that this section will be automatically modified to provide the Company with the maximum protection of its business interests allowed by law and you agree to be bound by this section as modified. In the event of your breach or violation of this Section, or good faith allegation by the Company of your breach or violation of this Section, the restricted periods set forth in this Section shall be tolled until such breach or violation, or dispute related to an allegation by the Company that you have breached or violated this Section, has been duly cured or resolved, as applicable.

14. REPRESENTATIONS. You hereby represent that you have been paid all compensation owed and for all hours worked, you have received all the leave and leave benefits and protections for which you are eligible pursuant to the federal Family and Medical Leave Act, California Family Rights Act, the New York Paid Family Leave Act, or otherwise, and you have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

15. SECTION 409A. The payments and benefits under this Agreement are intended to qualify for exemptions from the application of Section 409A of the Internal Revenue Code (“Section 409A”), and this Agreement shall be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) shall be construed in a manner that complies with Section 409A to the extent necessary to avoid adverse taxation under Section

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409A. With respect to reimbursements or in-kind benefits provided to you hereunder (or otherwise) that are not exempt from Section 409A, the following rules shall apply: (a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one of your taxable years shall not affect the expenses eligible for reimbursement, or in-kind benefit to be provided in any other taxable year, (b) in the case of any reimbursements of eligible expenses, reimbursement shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Your termination of employment hereunder is intended to constitute a “separation from service” within the meaning of Section 409A. In addition, any expense allowance or reimbursement that may become available to you under this Agreement must be paid on or before the last day of the calendar year following the calendar year in which the expense was incurred, the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and no such allowance or reimbursement shall be subject to liquidation or exchange for another benefit.

16. MISCELLANEOUS. This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such agreements, promises, warranties or representations concerning its subject matter. This Agreement may not be modified, amended, or extended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced accordance with the laws of the State of New York as applied to contracts made and to be performed entirely within New York. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic image copies of signatures (including pdf or any electronic signature complying with the U.S. Federal ESIGN Act of 2000) or other transmission method shall be equivalent to original signatures.

[Signature page to follow]

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If this Agreement is acceptable to you, please sign and date below within twenty-one (21) days after you receive it, and send me the fully signed Agreement. The Company’s offer contained herein will automatically expire if we do not receive the fully-signed Agreement within this timeframe.

We wish you the best in your future endeavors.

Sincerely,

MAPLEBEAR, INC. (D/B/A INSTACART)

By:	/s/ Fidji Simo
Fidji Simo
Chief Executive Officer

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Carolyn Everson	December 9, 2021
Carolyn Everson	Date

EXHIBIT A: PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

EXHIBIT B: STATEMENTS

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EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

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PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

As a condition of my employment with Maplebear Inc. (the “Employer”) and its subsidiaries, affiliates, successors or assigns (collectively with the Employer, the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following terms under this Proprietary Information and Inventions Agreement (this “Intellectual Property Agreement”):

1. Employment.

a. I understand and acknowledge that my employment with the Company is for an unspecified duration and constitutes “at-will” employment. I acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or myself, with or without advance notice.

b. I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity that is directly or indirectly competitive with, or would otherwise conflict with my employment with the Company.

2. Confidential Information.

a. Nondisclosure. I agree at all times during the term of my employment (my “Relationship with the Company”) and thereafter to hold in strictest confidence, and not to use except for the benefit of the Company or to disclose to any third party without written authorization of the Board of Directors of the Company, any Confidential Information (as defined below) of the Company. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I understand that I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I further recognize that this Agreement does not limit my right to discuss my employment or unlawful acts in Company’s workplace, including but not limited to sexual harassment, or report possible violations of law or regulation with any federal, state or local government agency, or to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act, or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure, to the extent any such rights are not permitted by applicable law to be the subject of nondisclosure obligations.

b. Definition. I understand that “Confidential Information” means any and all confidential information of the Company, and includes any confidential information that the Company has received, or receives in the future, from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Confidential Information includes but is not limited to technical data, trade secrets or know-how, research, business plans, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my Relationship with the

Company), information about the Company’s business partners and their services (including names, representatives, proposals, bids, contracts, and the products and services they provide), market research, works of original authorship, intellectual property (including, but not limited to, unpublished works and undisclosed patents), photographs, negatives, digital images, software in source or object code, computer programs, ideas, developments, inventions (whether or not patentable), processes, formulas, technology, designs, drawings and engineering, hardware configuration information, forecasts, strategies, marketing, finances, personnel information (including regarding employee lists, compensation, and employee skills) or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation or inspection of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items that has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

c. Other Employer Information. I agree that I will not, during my Relationship with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

3. Intellectual Property.

a. Assignment of Intellectual Property. I agree that I will promptly make full written disclosure to the Employer, will hold in trust for the sole right and benefit of the Employer, and hereby assign to the Employer, or its designee, all my right (including moral rights), title and interest in and to any original works of authorship, domain names, inventions, concepts, improvements, processes, methods or trade secrets, whether or not patentable or registrable under copyright or similar laws, that I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the service of the Company and that (i) are developed using the equipment, supplies, facilities or Confidential Information of the Company, (ii) result from or are suggested by work performed by me for the Company, or (iii) relate to the Company business or to the actual or demonstrably anticipated research or development of the Company (collectively referred to as “Intellectual Property”). The Intellectual Property will be the sole and exclusive property of the Employer. Nothing contained in this Agreement may be construed to reduce or limit the Employer’s rights, title, or interest in any Intellectual Property so as to be less in any respect than that Employer would have had in the absence of this Agreement. To the extent any moral rights cannot be assigned to the Employer and to the extent the following is allowed by the laws in any country where moral rights exist, I hereby unconditionally and irrevocably waive the enforcement of such moral rights, and all claims and causes of action of any kind against the Employer or related to Employer’s customers, with respect to such rights. I further acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of and during the period of my Relationship with the Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. To the extent any Intellectual Property is not deemed to be work made for hire, then I will and hereby do assign all my right, title and interest in such Intellectual Property to the Employer, except as provided in Section 3(e).

b. Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Intellectual Property and any copyrights, patents, trademarks, domain names or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto and the execution of all applications, specifications, oaths, assignments and other instruments that the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company and its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Intellectual Property, and any copyrights, patents, trademarks, domain names or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Intellectual Property Agreement, but the Company will compensate me at a reasonable rate after such termination for the time I actually spend on such assistance. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my assistance in perfecting the rights transferred in this Intellectual Property Agreement, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent and copyright, trademark or domain name registrations thereon with the same legal force and effect as if executed by me. The designation and appointment of the Company and its duly authorized officers and agents as my agent and attorney in fact shall be deemed to be coupled with an interest and therefore irrevocable.

c. Maintenance of Records. I agree to keep and maintain adequate and current written records of all Intellectual Property made by me (solely or jointly with others) during the term of my Relationship with the Company. The records will be in the form of notes, sketches, drawings, works of original authorship, photographs, negatives or digital images or in any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

d. Intellectual Property Retained and Licensed. I provide in Appendix C a list of all original works of authorship, inventions, developments, improvements, trademarks, designs, domain names, processes, methods and trade secrets that were made by me prior to my Relationship with the Company, that belong to me, that relate to the Company’s proposed business, products or research and development, and that are not assigned to the Company hereunder (collectively referred to as “Prior Intellectual Property”); or, if no such list is attached, I represent that there is no such Prior Intellectual Property. If in the course of my Relationship with the Company, I incorporate into Company property any Prior Intellectual Property owned by me or in which I have an interest or if my rights in any Prior Intellectual Property may block or interfere with, or may otherwise be required for, the exercise by the Company of any rights assigned to the Company under this Intellectual Property Agreement, the Company is hereby granted and shall have a nonexclusive, fully-paid, royalty-free, transferable, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Intellectual Property as part of or in connection with such Company property. To the extent that any third parties have any rights in or to any Prior Intellectual Property, I represent and warrant that such third party or parties have validly and irrevocably granted to me the right to grant the license stated above.

e. Exception to Assignments. I understand that the provisions of this Intellectual Property Agreement requiring assignment of Intellectual Property to the Company do not apply to any intellectual property that (i) I develop entirely on my own time; and (ii) I develop without using Company equipment, supplies, facilities or trade secret information; and (iii) does not result from any work performed by me for the Company; and (iv) does not relate at the time of conception or reduction to practice to the Company’s current or anticipated business, or to its actual or demonstrably anticipated research or development. In addition, the provisions of this Intellectual Property Agreement do not apply to any Intellectual Property which qualifies fully for protection from assignment to the Company under any specifically applicable state law, regulation, rule or public policy, as more specifically described in Appendix B for employees working in certain states. Any such intellectual property will be owned entirely by me, even if developed by me during the time period in which I am employed by the Company. This exclusion does not apply to any patent or Invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States. I will advise the Company promptly in writing of any intellectual property that I believe meets the criteria for exclusion set forth herein and is not otherwise disclosed pursuant to Section 3(d) above.

f. Return of Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all works of original authorship, domain names, original registration certificates, photographs, negatives, digital images, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment or other documents or property, or reproductions of any aforementioned items, developed by me pursuant to my Relationship with the Company or otherwise belonging to the Company or its successors or assigns. If I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide Company with a computer-useable copy of all such information and then permanently delete such information from those systems; and I agree to provide Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. In the event of the termination of my Relationship with the Company, I agree to sign and deliver the “Termination Certificate” attached hereto as Appendix A.

4. Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer or consulting client of my rights and obligations under this Intellectual Property Agreement.

5. No Solicitation of Employees. In consideration for my Relationship with the Company and other valuable consideration, receipt of which is hereby acknowledged, I agree that during the period of my Relationship with the Company as an employee, consultant, officer and/or director and for a period of twelve (12) months thereafter, I shall not solicit, induce, or encourage the employment of any person who shall then be employed by the Company (as an employee or consultant), on behalf of myself or any other person, firm, corporation, association or other entity, directly or indirectly.

6. Representations. I represent that my performance of all the terms of this Intellectual Property Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my Relationship with the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Intellectual Property Agreement.

7. Equitable Relief. The Company and I each agree that disputes relating to or arising out of a breach of the covenants contained in this Intellectual Property Agreement may cause the Company or me, as applicable, to suffer irreparable harm and to have no adequate remedy at law. In the event of any such breach or default by a party, or any threat of such breach or default, the other party will be entitled to injunctive relief, specific performance and other equitable relief. The parties further agree that no bond or other security shall be required in obtaining such equitable relief and hereby consents to the issuance of such injunction and to the ordering of specific performance.

8. General Provisions.

a. Governing Law; Consent to Personal Jurisdiction. This Intellectual Property Agreement will be governed by the laws of the State of California as they apply to contracts entered into and wholly to be performed within such State. I hereby expressly consent to the nonexclusive personal jurisdiction and venue of the state and federal courts located in the federal Northern District of California for any lawsuit filed there by either party arising from or relating to this Intellectual Property Agreement.

b. Entire Agreement. This Intellectual Property Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Intellectual Property Agreement, or any waiver of any rights under this Intellectual Property Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Intellectual Property Agreement.

c. Severability. If one or more of the provisions in this Intellectual Property Agreement are deemed void by law, then the remaining provisions will continue in full force and effect. If any portion of this Intellectual Property Agreement is, for any reason, held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent allowed by the then applicable law.

d. Successors and Assigns. This Intellectual Property Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company and its successors and assigns.

July 19, 2021	/s/ Carolyn Everson
Date	Employee Signature

Carolyn Everson
Employee Name

Accepted and agreed to by:

/s/ Morgan Fong
Name: Morgan Fong
Title: General Counsel
Company: Maplebear, Inc. d/b/a Instacart

APPENDIX A

TERMINATION CERTIFICATE

This is to certify that I do not have in my possession, nor have I failed to return, any and all works of original authorship, domain names, original registration certificates, photographs, negatives, digital images, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, or other documents or property, or reproductions of any aforementioned items, belonging to Maplebear Inc. and its subsidiaries, affiliates, successors or assigns (collectively, the “Company”).

I further certify that I have complied with all the terms of the Company’s Proprietary Information and Inventions Agreement signed by me (the “Intellectual Property Agreement”), including the reporting of any Intellectual Property (as defined therein) conceived or made by me (solely or jointly with others) covered by the Intellectual Property Agreement.

I further agree that, in compliance with the Intellectual Property Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, methods, know-how, designs, formulas, developmental or experimental work, computer programs, databases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twelve (12) months from this date, I shall not solicit, induce, or encourage the employment of any person who shall then be employed by the Company (as an employee or consultant), on behalf of myself or any other person, firm, corporation, association or other entity, directly or indirectly, all as provided more fully in the Intellectual Property Agreement.

December 9, 2021	/s/ Carolyn Everson
Date	Employee Signature

Carolyn Everson
Employee Name

APPENDIX B

STATE SPECIFIC NOTIFICATIONS/MODIFICATIONS (AS APPLICABLE)

For Employees Working in California Only

NOTICE REQUIRED BY SECTION 2870 OF THE CALIFORNIA LABOR CODE:

THIS IS TO NOTIFY you in accordance with Section 2870 of the California Labor Code that the Agreement between you and Company does not require you to assign, or offer to assign, any of your rights in an invention to Company if you developed the invention entirely on your own time without using Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

1. Relate at the time of conception or reduction to practice of the invention to Company’s business, or actual or demonstrably anticipated research or development; or

2. Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from being required to be assigned as described above, the provision is against the public policy of this state and is unenforceable.

For Employees Working in Delaware Only

THIS IS TO NOTIFY you in accordance with Del. Code Ann., Title 19, § 805 that the Agreement between you and Company does not require you to assign or offer to assign to Company any of your rights in an invention that you develop entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information, except for those inventions that either:

1. Relate to Company’s business, or actual or demonstrably anticipated research or development; or

2. Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to apply to the type of invention described, the provision is against the public policy of this state and is unenforceable.

For Employees Working in Illinois Only

NOTICE REQUIRED BY CHAPTER 765 SECTION 1060/2 OF THE ILLINOIS COMPILED STATUTES:

THIS IS TO NOTIFY you in accordance with Chapter 765 Section 1060/2 of the Illinois Compiled Statutes that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any invention that you developed entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

1. Relate to Company’s business, or actual or demonstrably anticipated research or development of Company; or

2. Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is void and unenforceable.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

Signature of Employee:

Date:

For Employees Working in Kansas Only

THIS IS TO NOTIFY you in accordance with Section 44-130 of the Kansas Statutes that the foregoing Agreement between you and Company shall not apply to an invention for which no equipment, supplies, facilities or trade secret information of Company was used and which was developed entirely on your own time, unless:

(1) The invention relates to the business of Company or to Company’s actual or demonstrably anticipated research or development; or

(2) The intention results from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to apply to an invention which it is prohibited from applying to under the above, it is to that extent against the public policy of this state and is to that extent void and unenforceable.

Even if you meet the burden of proving the conditions specified above, you shall disclose, at the time of employment or thereafter, all inventions being developed by you, for the purpose of determining Company’s and your rights in an invention.

For Employees Working in Minnesota Only

THIS IS TO NOTIFY you in accordance with Section 181.78 of the Minnesota Statutes that the foregoing Agreement between you and Company shall not apply to an invention for which no equipment, supplies, facility or trade secret information of Company was used and which was developed entirely on your own time, and

(1) which does not relate (a) directly to the business of Company or (b) to Company’s actual or demonstrably anticipated research or development, or

(2) which does not result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to apply to such an invention, the provision is against the public policy of this state and is to that extent void and unenforceable.

For Employees Working in Nevada Only

NOTICE REQUIRED BY SECTION 600.500 OF THE NEVADA REVISED STATUTES:

Except as otherwise provided by express written agreement, an employer is the sole owner of any patentable invention or trade secret developed by his or her employee during the course and scope of the employment that relates directly to work performed during the course and scope of the employment.

For Employees Working in New Jersey Only

NOTICE REQUIRED BY SECTION 34:1B-265 OF THE NEW JERSEY STATUTES ANNOTATED:

a. (1) Any provision in an employment contract between an employee and employer, which provides that the employee shall assign or offer to assign any of the employee’s rights to an invention to that employer, shall not apply to an invention that the employee develops entirely on the employee’s own time, and without using the employer’s equipment, supplies, facilities or information, including any trade secret information, except for those inventions that:

(a) relate to the employer’s business or actual or demonstrably anticipated research or development; or

(b) result from any work performed by the employee on behalf of the employer.

(2) To the extent any provision in an employment contract applies, or intends to apply, to an employee invention subject to this subsection, the provision shall be deemed against the public policy of this State and shall be unenforceable.

b. No employer shall require a provision made void and unenforceable by this act as a condition of employment or continued employment. Nothing in this act shall be construed to forbid or restrict the right of an employer to provide in contracts of employment for:

(1) disclosure, provided that any disclosure shall be received in confidence, of all of an employee’s inventions made solely or jointly with others during the term of the employee’s employment;

(2) a review process by the employer to determine any issues that may arise; and

(3) full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.

c. Nothing in this act shall be deemed to impede or otherwise diminish the rights of alienation of inventors or patent-owners.

For Employees Working in North Carolina Only

NOTICE REQUIRED BY SECTIONS 66.57.1 and 66.57.2 OF THE NORTH CAROLINA GENERAL STATUTE:

THIS IS TO NOTIFY you in accordance with North Carolina General Statute §§ 66.57.1 and 66.57.2 that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any invention that you developed entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

1. Relate at the time of conception or reduction to practice of the invention to Company’s business, or actual or demonstrably anticipated research or development of Company; or

2. Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable. You shall have the burden of establishing that any invention is excluded from assignment to Company by the preceding paragraph.

This limited exclusion does not apply to any patent or invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

For Employees Working in Utah Only

THIS IS TO NOTIFY you in accordance with Section 34-39-3 of the Utah Code that the foregoing Agreement between you and the Company will not be deemed to require you to assign or license, or offer to assign or license, to the Company any right or intellectual property in or to an invention that is:

(a) created by you entirely on your own time; and

(b) not an “employment invention” under Section 34-39-2 of the Utah Code.

Under Section 34-39-2 of the Utah Code, “employment invention” means any invention or part thereof conceived, developed, reduced to practice, or created by you which is:

(a) conceived, developed, reduced to practice, or created by you:

(i) within the scope of your employment;

(ii) on the Company’s time; or

(iii) with the aid, assistance, or use of any of the Company’s employer’s property, equipment, facilities, supplies, resources, or intellectual property;

(b) the result of any work, services, or duties performed by you for the Company;

(c) related to the industry or trade of the Company; or

(d) related to the current or demonstrably anticipated business, research, or development of the Company.

For Employees Working in Washington Only

THIS IS TO NOTIFY you in accordance with Section 49.44.140 of the Revised Codes of Washington that the foregoing Agreement between you and Company does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of Company was used, and which was developed entirely on your own time, unless;

(a) the invention relates

(i) directly to the business of Company; or

(ii) to Company’s actual or demonstrably anticipated research or development; or

(b) the invention results from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to apply to such an invention, the provision is against the public policy of this state and is to that extent void and unenforceable.

THIS IS TO FURTHER NOTIFY you in accordance with Washington State Senate Bill 5996 that the foregoing Agreement between you and Company does not prohibit you from disclosing sexual harassment or sexual assault occurring in the workplace, at work-related events coordinated by or through Company, or between employees, or between an employer and an employee, off the employment premises.

To the extent a provision in the foregoing Agreement purports to prevent you from disclosing or discussing sexual harassment or sexual assault occurring in the workplace, at work-related events coordinated by or through Company, or between employees, or between an employer and an employee, off the employment premises, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not prohibit a settlement agreement between an employee or former employee alleging sexual harassment and Company from containing confidentiality provisions. It also does not apply to human resources staff, supervisors, or managers when they are expected to maintain confidentiality as part of their assigned job duties. It also does not include individuals who are notified and asked to participate in an open and ongoing investigation into alleged sexual harassment and requested to maintain confidentiality during the pendency of that investigation.

APPENDIX C

Prior Intellectual Property

Intellectual Property relating to “Human Qualities of Leadership,” including recordings, published work product and other written materials

EXHIBIT B

STATEMENTS

Carolyn Everson & Instacart Statements

•

“After careful consideration and discussion with Fidji, we’ve made the mutual decision to wind down my role at Instacart at the end of the year. Fidji and I have been friends for over 10 years and we both agreed that this was the best decision for the company and for me personally. I believe in the company’s mission, and its leadership team, and am grateful for the opportunity to have contributed to Instacart’s growth. I believe the company has a bright future ahead and I wish the talented team great success going forward.” - Carolyn Everson said in a statement

•

“We’re grateful to Carolyn for her contributions to Instacart. Her departure was a mutual decision and not one that we took lightly. We believe it’s the right decision for both the company and Carolyn based on our priorities and the role she was looking for at this point in her career. She’ll be staying on with us through the end of the year, and leaves as a friend to the company.” - Instacart said in a statement